CERTIFICATE OF AMENDMENT OF SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF LANZATECH GLOBAL, INC. Pursuant to Section 242 of the General Corporation Law of the State of Delaware LanzaTech Global, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows: A resolution was duly adopted by the Board of Directors of the Corporation on August 28, 2024 pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth an amendment to the Second Amended and Restated Certificate of Incorporation of the Corporation filed with the Delaware Secretary of State on February 8, 2023 (the “Certificate of Incorporation”), and declaring said amendment to be advisable. On October 2, 2024, the stockholders of the Corporation duly approved said proposed amendment at the Corporation’s Special Meeting of Stockholders in accordance with Section 242 of the General Corporation Law of the State of Delaware. The resolution setting forth the amendment is as follows: RESOLVED: That the first sentence of Section 4.1 of the Certificate of Incorporation, be and hereby is deleted in its entirety and the following sentence is inserted in lieu thereof: The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is 620,000,000 shares, consisting of (a) 600,000,000 shares of common stock (the “Common Stock”) and (b) 20,000,000 shares of preferred stock (the “Preferred Stock”). IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be affixed hereto and this Certificate of Amendment to be signed by a duly authorized officer of the Corporation this 3rd day of October, 2024. LANZATECH GLOBAL, INC. By: /s/ Geoff Trukenbrod Name: Geoff Trukenbrod Title: Chief Financial Officer